ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100908005-25 Filing Date and Time 12/07/2010 9:15 AM Entity Number C12576-1997

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
Stem Cell Assurance, Inc.
2.  The articles have been amended as follows (provide article numbers, if available):
ARTICLE II
The amount of total authorized capital stock which the Corporation shall have authority to issue is 800,000,000 shares of common stock, each with  $0.001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value.  To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NFS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  Majority

4.   Effective date of filing (optional):_______________________________________________
                                         (must be no later than 90 days after the certificate is filed)
5.   Signature (required):

X /s/ Mark Weinreb
  Signature of Officer: Mark Weinreb, Chief Executive Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power at each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.